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The Vantagepoint Funds

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THE VANTAGEPOINT FUNDS

VANTAGEPOINT GROWTH FUND

777 North Capitol Street, NE
Suite 600
Washington, D.C. 20002

INFORMATION STATEMENT

This Information Statement is being furnished on behalf of the Board of Directors (“Directors” or “Board”) of The Vantagepoint Funds (the “VP Funds”) to inform shareholders of the Vantagepoint Growth Fund (the “Fund”) about a recent change related to the Fund’s subadvisory arrangements. The change was approved by the Board of the VP Funds on the recommendation of the Fund’s investment adviser, Vantagepoint Investment Advisers, LLC (“VIA” or the “Adviser”), without shareholder approval as is permitted by an order of the U.S. Securities and Exchange Commission (“SEC”) dated May 8, 2000. We Are Not Asking You for a Proxy and You are Requested Not to Send us a Proxy.

This Information Statement is being mailed on or about September 29, 2008 to shareholders of record of the Fund as of August 31, 2008.

INTRODUCTION

VIA is the investment adviser for each of the VP Funds. VIA employs a “manager of managers” arrangement in managing the assets of the VP Funds. This permits VIA, subject to approval by the Board, to hire, terminate or replace subadvisers unaffiliated with the VP Funds or VIA (“unaffiliated subadvisers”), and to modify material terms and conditions of subadvisory agreements with unaffiliated subadvisers, without shareholder approval. VIA recommended and the Board has approved a new subadvisory agreement (“New Subadvisory Agreement”) with one of the Fund’s current subadvisers, Westfield Capital Management Company L.P. (“Westfield”), due to the restructuring of Westfield’s ownership by its parent company and primary owner Boston Private Financial Holdings, Inc. (“Boston Private”) (the “Transaction”) (See “The Transaction” below).

Section 15(a) of the Investment Company Act of 1940 (the “1940 Act”) generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as investment adviser or subadviser of the fund. In order to use the “manager of managers” authority discussed above, the VP Funds and VIA requested and received an exemptive order from the SEC on May 8, 2000 (the “SEC Order”). The SEC Order exempts VIA and the VP Funds from certain of the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the VP Funds’ Board, subject to certain conditions, to appoint new, unaffiliated subadvisers and approve new subadvisory agreements on behalf of the VP Funds without shareholder approval.

Consistent with the SEC Order, the Board, including a majority of the Directors who are not “interested persons” of the VP Funds or of VIA under the 1940 Act (“Independent Directors”) has approved the new Subadvisory Agreement among the VP Funds, VIA and Westfield relating to the Fund. As discussed later in this Information Statement, the Board carefully considered the matter and concluded that the approval of the New Subadvisory Agreement was in the best interests of the Fund and its shareholders.

As a condition to relying on the SEC Order, VIA and the VP Funds are required to furnish Fund shareholders with notification of the New Subadvisory Agreement within ninety days from the date that the subadviser is hired. This Information Statement provides that notice and gives details of the new arrangement.

THE TRANSACTION

Effective June 30, 2008 Boston Private restructured the equity ownership of its affiliate Westfield. Under the terms of the restructuring, Boston Private will receive approximately $30 million from Westfield’s annual pre-tax profits net of management compensation. Earnings in excess of this approximately $30 million will be issued one-third to Boston Private and two-thirds to the key members of the Westfield management team. Upon completion of the restructuring, Westfield will remain an autonomous affiliate of Boston Private and Boston Private will remain the controlling shareholder of Westfield, with the remaining equity shares of Westfield split among key members of the Westfield management team. Westfield determined that the restructuring of the equity ownership interests of Westfield resulted in a “change of control” of Westfield under applicable provisions of the 1940 Act. The 1940 Act provides that a “change of control” of a fund’s adviser or subadviser results in an “assignment,” and a consequent automatic termination, of the investment advisory agreement between the fund and the adviser or subadviser, as the case may be. Accordingly, as a result of the Transaction, the prior subadvisory agreement dated May 23, 2005 (as originally approved by the Board on May 20, 2005) was terminated effective upon consummation of the Transaction. In anticipation of the pending transaction and consequent and immediate termination of the prior subadvisory agreement with Westfield, the Board, at its June 6, 2008 meeting (the “June Meeting”) approved the New Subadvisory Agreement with Westfield, having terms substantially identical to the terms of the prior subadvisory agreement except for the effective date.

Under the terms of the New Subadvisory Agreement, Westfield makes investment decisions for the assets of the Fund allocated to it by the Adviser, and continuously reviews, supervises and administers the Fund’s investment programs with respect to these assets.

VIA’S RECOMMENDATION AND THE BOARD OF DIRECTORS’ DECISION

VIA recommended the approval of the New Subadvisory Agreement between VIA, Westfield, and the VP Funds. VIA’s recommendation was based on VIA’s continued belief that, among other things, (i) Westfield demonstrated consistently favorable historical performance; (ii) Westfield takes an opportunistic and disciplined approach in managing domestic equity assets; (iii) Westfield has an investment staff experienced in managing large cap equity growth portfolios; (iv) Westfield is led by a stable management team; (v) Westfield possesses a workable organizational structure; (vi) Westfield has adequate infrastructure and support staff; (vii) Westfield is expected to continue to use an investment approach complementary to that employed by the Fund’s other subadvisers in managing the Fund’s assets; and (viii) each of these will continue to be true following the Transaction. Before approving the appointment of Westfield as subadviser to the Fund, the Board of the VP Funds, at the June Meeting, considered the recommendations of, and supporting analyses and data, presented by VIA.

With respect to the Board’s consideration of the New Subadvisory Agreement with Westfield, the Directors received written information in advance of the June Meeting from the Adviser, which included: (1) the conclusions reached by the Adviser as a result of the due diligence it conducted relating to the restructuring; (2) the nature, extent and quality of services that Westfield currently provides, and would continue to provide, to the Fund; (3) Westfield’s experience, reputation, investment management business, personnel and operations; (4) Westfield’s brokerage and trading policies and practices; (5) the level of subadvisory fees to be charged to the Fund by Westfield and a comparison of those fees to the: (a) fees charged by Westfield for managing other large cap growth equity accounts and the fees Westfield charges to other U.S. registered mutual funds with a similar investment mandate to that of the Fund; and (b) fees charged by a group of active U.S. large cap growth investment managers utilizing a large cap growth equity mandate; (6) Westfield’s compliance program; (7) Westfield’s historical performance returns utilizing a large cap growth equity mandate and such performance compared to a relevant benchmark; (8) Westfield’s investment performance as a subadviser to the Fund; and (9) Westfield’s financial condition.

In considering the New Subadvisory Agreement for the Fund, the Independent Directors received assistance from, and met separately with, their independent legal counsel and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to approvals of advisory agreements.

In determining whether to approve the New Subadvisory Agreement, the Directors considered the information received in advance of the June Meeting, the presentations made by, and discussions held with, the personnel of VIA at the June Meeting, as well as a variety of factors, and reached the following conclusions:

Nature, Extent and Quality of Services

With respect to the nature, extent and quality of services to be provided by Westfield to the Fund following the restructuring, the Directors considered Westfield’s investment management process in managing the Fund’s assets allocated to it, including the experience and capability of Westfield’s management and other personnel responsible for the portfolio management of the Fund. The Directors also considered the Adviser’s assessment that it does not anticipate the restructuring to result in significant changes in Westfield’s investment philosophy, process or team and that the Adviser does not expect any changes to the fees charged to the Fund by Westfield. The Directors also considered Westfield’s representation to the Adviser that it does not plan to make any changes in operations or key personnel as a result of the restructuring and that Westfield intends to continue managing the Fund in exactly the same manner as is currently the case. Based on information provided by the Adviser from Westfield, the Directors considered Westfield’s representation that it does not expect the nature, scope or quality of services to be provided to the Fund to change as a result of the restructuring. The Directors also took into account the information provided by the Adviser relating to Westfield’s statement that the restructuring is intended to ensure the long-term stability of its senior management and key investment personnel. Based on the information considered, the Directors concluded that the Fund was likely to continue to benefit from the nature, extent and quality of Westfield’s services and that Westfield has the ability to continue to provide these services after the restructuring.

Investment Performance

The Directors considered the data provided regarding Westfield’s historical investment performance record in managing its clients’ assets utilizing a large cap growth equity mandate versus a relevant benchmark. The Directors also considered Westfield’s investment performance with respect to managing the assets of the Fund and the Adviser’s favorable assessment of such performance. The Directors concluded that the investment performance record of Westfield supported approval of the New Subadvisory Agreement with Westfield.

Subadvisory Fees and Economies of Scale

In evaluating the subadvisory fee, the Directors considered that the subadvisory fee payable under the New Subadvisory Agreement was the same as the subadvisory fee payable under the current subadvisory agreement with Westfield. The Directors also considered comparisons of the subadvisory fees charged by Westfield to the Fund with the fees charged by Westfield for managing other large cap growth equity accounts, and the fees charged by Westfield to other U.S. registered mutual funds for managing an investment mandate similar to the mandate the subadviser employs on behalf of the Fund. The Directors also considered the Adviser’s assessment that the Fund’s fee schedule at the current level of assets allocated to Westfield is the lowest fee schedule charged by Westfield for managing large cap growth equity accounts and other U.S. registered mutual funds with a similar investment mandate. The services Westfield provides to the Fund appeared to be comparable to those it provides to such other advisory clients. The Directors reviewed information provided by the Adviser (which was based on an independent third-party source) on the fees charged by a group of U.S. investment managers that employ an active large cap growth equity mandate. According to the information provided, the effective fee rate to be paid by the Fund to Westfield at current asset levels is below the median fee charged by such managers. The foregoing comparisons assisted the Directors in considering the New Subadvisory Agreement by providing them with a basis for evaluating Westfield’s fees on a relative basis. Based on this information, the Directors concluded that Westfield’s subadvisory fees appeared to be within a reasonable range for the services provided.

The Directors also reviewed the information provided regarding the estimated profits to be realized with respect to Westfield’s relationship with the Fund. In reviewing the extent to which economies of scale may be realized by Westfield as the assets of the Fund to be managed by Westfield grow, and whether the proposed fee levels reflect these economies, the Directors considered that Westfield’s fee schedule includes breakpoints, which indicated that the subadvisory fee rate is intended to capture certain anticipated economies of scale for the benefit of the Fund’s shareholders in connection with the services to be provided.

Other Considerations

The Directors considered the due diligence process engaged in by the Adviser in connection with the restructuring and in deciding to recommend that the Board approve the New Subadvisory Agreement with Westfield. The Directors also considered the Adviser’s conclusion that the fees to be paid by Westfield for its services to the Fund continue to be reasonable and appropriate in light of the nature and quality of services to be provided by Westfield. The Directors concluded that the Adviser’s recommendations and conclusions supported approval of the New Subadvisory Agreement.

The Directors also considered the potential “fall-out” or ancillary benefits that may accrue to Westfield due to its relationship with the Fund. The Directors considered that Westfield may direct the Fund’s brokerage transactions to certain brokers to obtain research and other services. However, the Directors noted that all subadvisers are required to select brokers who meet the Fund’s requirements for seeking best execution, and that the Adviser monitors and evaluates the subadviser’s trade execution with respect to Fund brokerage transactions on a regular basis and provides reports to the Board in this regard. The Directors concluded that the potential benefits accruing to Westfield by virtue of its relationship to the Fund appeared to be reasonable.

After full consideration of the foregoing factors, with no single factor identified as being of paramount importance, the Directors, including a majority of the Independent Directors, concluded that the approval of the New Subadvisory Agreement with Westfield is in the best interests of the Fund and its shareholders, and approved the New Subadvisory Agreement with, and the fee to be paid to, Westfield.

THE NEW SUBADVISORY AGREEMENT

The New Subadvisory Agreement has terms substantially identical to the prior subadvisory agreement between VIA, the VP Funds, and Westfield except for the effective date. Westfield will make all investment decisions for the portion of the Fund’s assets allocated to it, and will continuously review, supervise and administer the Fund’s investment program with respect to those assets. Westfield is not affiliated with VIA. Westfield discharges its responsibilities subject to the supervision of VIA and the Board, and has agreed to do so in a manner consistent with the Fund’s investment objective, policies and limitations. The prior subadvisory agreement was dated May 23, 2005 with an initial term that ended February 28, 2007 and was renewed for two additional one year periods following that date. The New Subadvisory Agreement is dated June 30, 2008 and has an initial term ending February 28, 2010. Thereafter, continuance of this subadvisory arrangement requires the annual approval of the VP Funds’ Board, including a majority of the Independent Directors.

For its services to the Fund, Westfield receives an advisory fee based on the assets of the Fund allocated to Westfield as follows: 0.35% of assets up to and including $300 million and 0.30% of assets over $300 million. This subadvisory fee is the same as the prior subadvisory arrangements. Westfield received $1,622,566 in fees for services provided to the Fund for the fiscal year ended December 31, 2007.

ADDITIONAL INFORMATION ABOUT WESTFIELD

Westfield is located at One Financial Center, Boston, Massachusetts 02111. Westfield is a subsidiary of Boston Private, a publicly traded corporation located at Ten Post Office Square, Boston, Massachusetts 02109. Westfield employees effectively own 40% of the firm, with the right to purchase a remaining 30% in 2010 and the final 30% in 2014. Directors and principal executive officers of Westfield include: Arthur J. Bauernfeind, Chairman and Director; William A. Muggia, President, Chief Executive Officer, Chief Investment Officer, Partner and Director; Karen A. DiGravio, Partner, Chief Financial Officer, Chief Compliance Officer and Director; Morton L. Fearey, II, Partner, Director of Marketing & Client Service and Director; Ethan J. Meyers, Partner and Director; Matthew W. Strobeck, Partner and Director; C. Michael Hazard, Director; and Timothy Vaill, Chairman of Boston Private and Director of Westfield. The address of Mr. Bauernfeind, Mr. Muggia, Ms. DiGravio, Mr. Fearty, Mr. Meyers, Mr. Strobeck, and Mr. Hazard is One Financial Center, Boston, Massachusetts 02111. The address of Mr. Vaill is Ten Post Office Square, Boston, Massachusetts 02109. As of June 30, 2008, Westfield had approximately $13.6 billion in assets under management.

Information regarding other comparable funds for which Westfield serves as an adviser or subadviser is provided in Appendix A to this Information Statement.

THE INVESTMENT ADVISER AND THE MASTER INVESTMENT ADVISORY AGREEMENTS

VIA, 777 North Capitol Street, NE, Washington, D.C. 20002, is a wholly owned subsidiary of, and controlled by the ICMA Retirement Corporation (“ICMA-RC”), a retirement plan administrator and investment adviser whose principal investment advisory client is the VantageTrust Company (the “Trust Company”). ICMA-RC was established in 1972 as a not-for-profit organization to assist state and local governments and their agencies and instrumentalities in the establishment and maintenance of deferred compensation and qualified retirement plans for the employees of such public sector entities. These plans are established and maintained in accordance with Sections 457 and 401, respectively, of the Internal Revenue Code of 1986, as amended. ICMA-RC has been registered as an investment adviser with the SEC since 1983. VIA is a Delaware limited liability company and has been registered as an investment adviser with the SEC since 1999.

Joan McCallen serves as President and Chief Executive Officer of ICMA-RC, Manager and President of VIA, and President and Principal Executive Officer of the VP Funds. Kathryn B. McGrath serves as Senior Vice President, Secretary and General Counsel of ICMA-RC, Senior Vice President and Secretary of VIA, and Assistant Secretary of the VP Funds. Gerard P. Maus serves as Treasurer and Chief Financial Officer of the VP Funds, Senior Vice President and Chief Financial Officer of ICMA-RC, and Treasurer of VIA and Angela Montez serves as Deputy General Counsel and Managing Vice President of ICMA-RC and Secretary of the VP Funds.

VIA provides investment advisory services to each the Fund, pursuant to a Master Investment Advisory Agreement (the “Advisory Agreements”) which was approved by the initial shareholder on February 28, 1999, dated March 1, 1999, and amended on December 1, 2000. VIA’s advisory services include fund design, establishment of fund investment objectives and strategies, selection and management of subadvisers, performance monitoring, and supervising and directing each fund’s investments. Additionally, VIA furnishes periodic reports to the VP Funds’ Board regarding the investment strategy and performance of each VP Fund.

Pursuant to the Advisory Agreement, the VP Funds compensate VIA for these services to the Fund by paying VIA an annual advisory fee assessed against average daily net assets under management of 0.10%. VIA received $2,755,099 in advisory fees for services provided to the Fund for the fiscal year ended December 31, 2007.

SUBADVISERS AND SUBADVISORY FEES PAID

As of June 30, 2008, the Fund had five subadvisers: Westfield, Peregrine Capital Management, Inc., Legg Mason Capital Management, Inc., Goldman Sachs Asset Management, L.P., and Tukman Grossman Capital Management, Inc. For the fiscal year ended December 31, 2007, for services provided to the Fund, these firms received $2,477,032, $2,676,786, $958,804, and $2,729,581, respectively.

At a meeting held on September 12, 2008 (the “September Meeting”) the Board of the VP Funds, at the recommendation of VIA, terminated Peregrine Capital Management, Inc. and Goldman Sachs Asset Management, L.P. as subadvisers to the Fund. Also, at the September Meeting, the Board, at the recommendation of VIA, appointed Columbus Circle Investors and D.G. Capital Management Trust as subadvisers to the Fund. A supplement to the VP Funds’ prospectus dated September 23, 2008 describing these changes was filed with the SEC and mailed to shareholders of the Fund. An additional Information Statement relating to these changes will also be mailed to shareholders of the Fund at a later date.

PAYMENTS TO AFFILIATED BROKERS

The Fund did not make any payments to an affiliated broker for the fiscal year ended December 31, 2007.

RECORD OF BENEFICIAL OWNERSHIP

As of August 31, 2008, the Fund had 236,108,843 shares outstanding. A majority of the voting shares of the Fund are held, either directly or indirectly through the Vantagepoint Model Portfolio Funds and the Vantagepoint Milestone Funds, and by the VantageTrust, a group trust sponsored and maintained by the Trust Company. The VantageTrust, 777 North Capitol Street, NE, Washington, D.C. 20002, was established for the purpose of holding and investing the assets of public sector retirement and deferred compensation plans. The Trust Company, a New Hampshire non-depository banking corporation, has the power to vote the shares of the VP Funds directly held by the VantageTrust and has the power to direct the vote of the shares of the Vantagepoint Model Portfolio Funds and the Vantagepoint Milestone Funds under the proxy voting policy adopted by VIA. The Trust Company therefore holds with the power to vote more than 25% of the VP Funds’ voting securities and thus under the 1940 Act is considered to “control” the VP Funds. In addition, the Trust Company holds with the power to vote more than 25% of the voting securities of the Fund (see percentages below) and thus under the 1940 Act is considered to “control” the Fund. As a control person of the VP Funds and the Fund, the Trust Company may possess the ability to control the outcome of matters submitted to the vote of shareholders. Both the Trust Company and VIA are wholly owned subsidiaries of ICMA-RC.

As of August 31, 2008, the VantageTrust held, directly or indirectly, 230,611,666 shares of the Fund or 97.67%. Also, as of August 31, 2008, the directors and executive officers of the VP Funds, both individually and as a group, owned less than 1% of the Fund’s outstanding shares.

GENERAL INFORMATION

Distributor

ICMA-RC Services, LLC (“RC Services”), 777 North Capitol Street, NE, Suite 600, Washington, D.C. 20002, serves as the distributor of the VP Funds’ shares pursuant to a Distribution Agreement. RC Services is a wholly owned subsidiary of ICMA-RC and an affiliate of VIA. Joan McCallen serves as President of RC Services. The VP Funds did not pay any commissions to RC Services during the fiscal year ended December 31, 2007.

Transfer Agent and Administrator

Vantagepoint Transfer Agents, LLC (“VTA”), 777 North Capitol Street, NE, Suite 600, Washington, D.C. 20002, is the designated transfer agent of the VP Funds’ shares and, pursuant to a Transfer Agency and Administrative Services Agreement, also provides certain transfer agency and administrative shareholder support services for the VP Funds related to the retirement plans investing in the VP Funds. VTA is a wholly-owned subsidiary of ICMA-RC and an affiliate of VIA. Joan McCallen serves as President of VTA. VTA receives fees from the Fund for the services it provides.

The VP Funds have entered into a Mutual Fund Service Agreement with J.P. Morgan Investor Services Co. (“JP Morgan”) 73 Tremont Street Boston, MA 02108 whereby JP Morgan performs certain financial reporting, tax services, fund accounting, administrative and portfolio compliance services for the VP Funds.

HOUSEHOLDING

Only one copy of this Information Statement may be mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the VP Funds has received instructions to the contrary. If you need additional copies of this Information Statement, please contact the VP Funds toll free at 1-800-669-7400 or in writing at 777 North Capitol Street, NE, Suite 600, Washington, D.C. 20002. If you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, contact the VP Funds in writing at 777 North Capitol Street, NE, Suite 600, Washington, D.C. 20002 or by calling toll free at 1-800-669-7400.

FINANCIAL INFORMATION

Shareholders can obtain a copy of the VP Funds’ most recent Annual Report and any Semi-Annual Report following the Annual Report, without charge, by writing the VP Funds at 777 North Capitol Street, NE, Suite 600, Washington, D.C. 20002 or by calling the VP Funds toll free at 1-800-669-7400.

APPENDIX A

Approximate Total
	Fund Assets as of	Subadvisory Fee (annually,
	June 30, 2008	as% of average daily net	Waiver of
Name of Fund	(millions)	assets)	Subadvisory Fee
CGCM Large Cap Growth Fund	$1,281.8 million	0.35% per annum on the first $300 million and 0.30% thereafter, based on the average daily net value	N/A

AXA Multimanager Large Cap Growth Portfolio (Westfield began managing assets on July 31, 2008)	N/A	0.50% per annum up to and including $50 million, 0.40% in excess of $50 million up to and including $500 million, and 0.35% of assets over $500 million based on the average daily net value	N/A